Exhibit 99.1

PRESS RELEASE

FOR RELEASE 2/2/06 @ 1:05PM

AnalogicTech Reports Fourth Quarter and Full Year 2005 Financial Results

Company Reports Record Quarterly Revenue of $21.6 Million, Up 20% Sequentially,

and Record Annual Revenue of $68.3 Million, Up 33% Year-Over-Year

Sunnyvale, CA – February 2, 2006 – Advanced Analogic Technologies Incorporated (AnalogicTech) (Nasdaq: AATI), a developer of power management semiconductors for mobile consumer electronic devices, today reported financial results for the fourth quarter and year ended December 31, 2005.

Revenue for the fourth quarter of 2005 was $21.6 million, an increase of 53% over revenue of $14.1 million for the fourth quarter of 2004 and a 20% sequential increase over the third quarter 2005 revenue of $18.0 million. Revenue for the year ended December 31, 2005, was $68.3 million, an increase of 33% over revenue of $51.3 million from the same period in 2004.

Net income on a GAAP basis for the fourth quarter of 2005 was $1.7 million, or $0.04 per diluted share, compared to $9.7 million, or $0.28 per diluted share, for the fourth quarter of 2004, and compared to $0.2 million, or $0.01 per diluted share, for the third quarter of 2005. Net income for the full year 2005 on GAAP basis was $2.1 million, or $0.05 per diluted share, compared to $15.2 million, or $0.46 per diluted share for the full year 2004.

Stock-based compensation expense, after tax, reduced net income by $0.6 million, or $0.01 per diluted share, for the fourth quarter, compared to $0.5 million, or $0.01 per diluted share, for the fourth quarter of 2004 and compared to $0.6 million, or $0.01 per diluted share, for the third quarter of 2005.

For the full year 2005, stock-based compensation expense, after tax, reduced net income by $2.4 million, or $0.06 per diluted share, compared to $0.9 million, or $0.03 per diluted share, for the full year 2004.

© Advanced Analogic Technologies Incorporated

AnalogicTech reported gross margins of 62.2% for the fourth quarter of 2005, compared to 60.3% for the fourth quarter of 2004 and compared to 60.2% for the third quarter of 2005. The company ended the quarter with $124.4 million in cash and cash equivalents.

“The fourth quarter capped a successful year for AnalogicTech,” stated Richard K. Williams, President, CEO, and CTO of AnalogicTech. “Growth in the fourth quarter was driven by strong sales of our Total Power Management products, which grew by 20% during the quarter. In 2005, we made solid progress in broadening our product portfolio as we introduced 72 new products, including a new line of battery management ICs. We also expanded our customer base and increased penetration with existing accounts. The development of products on our new ModularBCD process technology is on track, and we are enthusiastic about the broader market opportunities this technology addresses.”

Business Outlook

The following statements are based upon management’s current expectations. These statements are forward-looking, and actual results may differ materially. The company undertakes no obligation to update these statements.

For the first quarter ended March 31, 2006, AnalogicTech estimates revenue in the range of $19 to $21 million, and, on a GAAP basis, earnings per share of $0.02 to $0.04 per diluted share. The first quarter fiscal 2006 estimates include quarterly stock based compensation expenses (after tax) of $0.02 to $0.04. For the first half of 2006, AnalogicTech estimates revenue in the range of approximately $41 to $44 million.

AnalogicTech will be required to adopt FAS 123R during the first quarter of fiscal 2006. This will have a significant impact on future GAAP reported results as the company continues to grant stock options and other stock based compensation awards to individuals. FAS 123R requires companies to estimate the value of stock options by using the Black Scholes or other option valuation techniques. These techniques will require management to make certain assumptions such as volatility, dividend yield rates, risk-free rates and expected option term.

Lock-up Expiration

As a result of the timing of this earnings announcement, and consistent with AnalogicTech’s obligations to the underwriters of its initial public offering, the restrictions imposed by lock-up agreements entered into by AnalogicTech and its stockholders in connection with the initial public offering will expire on February 20, 2006.

Conference Call Details

The AnalogicTech fourth quarter teleconference and webcast is scheduled to begin at 5:00 p.m. Eastern Time on Thursday, February 2, 2006. To participate in the live call, analysts and investors should dial (800) 218-9073 at least ten minutes prior to the call. AnalogicTech will also offer a live and archived webcast of the conference call, accessible from the company’s investor relations website at www.aati.com or via the corporate website, www.analogictech.com.

© Advanced Analogic Technologies Incorporated

A telephonic replay of the conference call will also be available until 11:59 p.m. Pacific Time on Monday, February 6, 2006, by dialing (800) 405-2236 and entering the passcode: 11051280#. Callers outside the U.S. and Canada may access the replay by dialing (303) 590-3000 and entering the passcode 11051280#.

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About AnalogicTech

Advanced Analogic Technologies Incorporated (AnalogicTech) is a supplier of power management semiconductors for mobile consumer electronic devices, such as wireless handsets, notebook and tablet computers, smartphones, digital cameras, and digital audio players. The company focuses its design and marketing efforts on the application-specific power management needs of consumer, communications, and computing applications in these rapidly evolving devices. AnalogicTech is headquartered in Sunnyvale, California, with offices in Beijing, Hong Kong, Japan, Shanghai, Shenzhen, South Korea, Sweden, and Taiwan, as well as a worldwide network of sales representatives and distributors. For more information, please visit the AnalogicTech website: www.analogictech.com.

For More Information
Investor Contacts:
Brian McDonald	Lisa Laukkanen
Chief Financial Officer	The Blueshirt Group
AnalogicTech	415-217-4967
408-737-4788

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Statements contained in this release that are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including financial projections and forecasts, involve risks and uncertainties that could cause AnalogicTech’s actual results to differ materially from our current expectations. Factors that could cause AnalogicTech’s results to differ materially from those set forth in these forward-looking statements include customers’ cancellation or modification of their orders; our failure to accurately forecast demand for our products; the loss of, or a significant reduction in orders from, any of our significant customers; fluctuations in our operating results; our inability to develop and sell new products; defects in or failures of our products; the expense and uncertainty involved in our customer design-win efforts; the financial viability of the distributors of our products; consumer demand for cellular phones and other mobile consumer electronic devices; worldwide economic and political conditions, particularly in Asia; fluctuations in our costs to manufacture our products; our reliance on third parties to manufacture, test, assemble and ship our products; our ability to retain and attract key personnel; our ability to compete with our competitors; and our ability to protect our intellectual property rights and not infringe the intellectual property rights of others. Other factors that may cause our actual results to differ from those set forth in the forward-looking statements contained in this press release and that may affect our prospects in general are described in our filings with the Securities and Exchange Commission, including our Registration Statement on Form S-1 related to our initial public offering. AnalogicTech undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.

© Advanced Analogic Technologies Incorporated

AnalogicTech and the AnalogicTech logo are trademarks of Advanced Analogic Technologies Incorporated. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

© Advanced Analogic Technologies Incorporated

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share data)

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$124,377	$21,705
Accounts receivable, net of allowances	10,496	3,405
Inventories	6,561	6,878
Prepaid expenses and other current assets	1,656	727
Deferred income tax assets—current	3,780	8,113

Total current assets	146,870	40,828
Property and equipment, net	2,257	2,700
Other assets	384	396
Deferred income tax assets—noncurrent	1,812	1,065

TOTAL ASSETS	$151,323	$44,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,196	$2,936
Accrued liabilities	4,738	2,478
Income tax payable	963	595
Current portion of capital lease obligations	—	27

Total current liabilities	10,897	6,036
Other long term liabilities	24	—

Total liabilities	10,921	6,036

STOCKHOLDERS’ EQUITY:
Convertible preferred stock	—	25
Common stock	43	7
Additional paid-in capital	155,001	57,012
Deferred stock compensation	(5,444)	(6,892)
Accumulated other comprehensive loss	(501)	(416)
Accumulated deficit	(8,697)	(10,783)

Total stockholders’ equity	140,402	38,953

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$151,323	$44,989

© Advanced Analogic Technologies Incorporated

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amount)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
NET SALES	$21,587	$14,064	$68,298	$51,345
Cost of revenues (including stock-based compensation of $28, $26, $112 and $42 in the three months ended December 31, 2005, 2004 and for the years ended 2005 and 2004, respectively)	8,160	5,585	26,964	19,115

GROSS PROFIT	13,427	8,479	41,334	32,230

OPERATING EXPENSES:
Research and development (including stock-based compensation of $196, $156, $784 and $300 in the three months ended December 31, 2005, 2004 and for the years ended 2005 and 2004, respectively)	5,269	3,924	19,479	14,306
Sales, general and administrative (including stock-based compensation of $384, $288, $1,468 and $576 in the three months ended December 31, 2005, 2004 and for the years ended 2005 and 2004, respectively)	4,889	3,510	17,651	11,241

Total operating expenses	10,158	7,434	37,130	25,547

INCOME FROM OPERATIONS	3,269	1,045	4,204	6,683
OTHER INCOME (EXPENSES):
Interest and other income	1,138	71	2,058	157
Interest and other expense	(71)	(40)	(121)	(43)

Total other income, net	1,067	31	1,937	114

INCOME BEFORE INCOME TAXES	4,336	1,076	6,141	6,797
PROVISION FOR INCOME TAXES	2,594	(8,640)	4,056	(8,381)

NET INCOME	$1,742	$9,716	$2,085	$15,178

NET INCOME PER SHARE:
Basic	$0.04	$1.68	$0.10	$3.43
Diluted	$0.04	$0.28	$0.05	$0.46

WEIGHTED AVERAGE SHARES USED IN NET INCOME PER SHARE CALCULATION:
Basic	42,699	5,801	21,025	4,420
Diluted	46,883	35,081	40,147	33,214

© Advanced Analogic Technologies Incorporated